Exhibit 99.1

        I.C. Isaacs Reports Strong Third Quarter 2004 Results

    NEW YORK--(BUSINESS WIRE)--Oct. 28, 2004--

Net Income of $2.5 Million versus Net Loss of ($0.5) Million Last Year

    I.C. Isaacs & Company, Inc. (OTCBB:ISAC.OB), designer and marketer of the Marithe & Francois Girbaud brand of casual denim and sportswear, today reported net income of $2.5 million, or $0.18 per diluted share, for the three months ended September 30, 2004, compared to a net loss of ($0.5) million, or ($0.05) per diluted share, for the three months ended September 30, 2003. Earnings for the nine months ended September 30, 2004 were $4.7 million, or $0.36 per diluted share, compared to a net loss of ($0.7) million, or ($0.06) per diluted share, for the same period of 2003.
    "We continue to make considerable strides in improving the operational efficiency of our business, evidenced by yet another quarter of solid earnings growth. Growth this quarter was driven primarily by improvements to our operations, improved margins and better delivery to our retailers," said Peter Rizzo, Chairman and CEO, I.C. Isaacs. "Additionally, we added several new members to the I.C. Isaacs executive team, better enabling us to continue to drive efficiencies across our operations and ensure consistency and quality of our product. Spring 2005 will be the first season to reflect the impact of the new creative directors for both Men and Women. We are very excited about the future of I.C. Isaacs and we will continue in our efforts to produce world class product in our Men's and Women's lines and build the Marithe & Francois Girbaud brand in North America."

    Third Quarter 2004 Results

    Net income was $2.5 million, or $0.18 per diluted share, for the three months ended September 30, 2004, compared to a net loss of ($0.5) million, or ($0.05) per diluted share, for the three months ended September 30, 2003.
    Net sales increased 39.0% to $22.8 million in the third quarter of 2004 from $16.4 million in the third quarter of 2003. Growth in net sales for the Men's and Women's divisions resulted from increased sales in department store and specialty store business.
    Gross profit increased significantly by 75.0% to $10.5 million in the third quarter of 2004 from $6.0 million in the third quarter of 2003. Gross margins increased to 46.1% in the third quarter of 2004 from 36.6% in the third quarter of 2003. Higher gross profit and gross margins were due to improved negotiations with our suppliers and increased product mark-up.
    Operating expenses increased 34.5% to $7.8 million in the third quarter of 2004 from $5.8 million in the third quarter of 2003. The increase in operating expenses resulted primarily from higher selling expenses and licensing fees associated with higher sales as well as an increase in administrative expenses. Operating expenses as a percentage of net sales were 34.2% compared to 35.4% in the third quarter of 2003.

    Nine Month 2004 Results

    Net income was $4.7 million, or $0.36 per diluted share, for the nine months ended September 30, 2004, compared to a net loss of ($0.7) million, or ($0.06) per diluted share, for the same period of 2003.
    Net sales grew 31.8% to $64.7 million for the first nine months of 2004, from $49.1 million for the same period of 2003 due to strong growth in both the Men's and Women's divisions.
    Gross profit increased 63.8% to $26.7 million in the first nine months of 2004 from $16.3 million in the same period of 2003. Gross margins increased to 41.3% in the first nine months of 2004 from 33.2% in the same period of 2003 mainly as a result of more sales at regular price and less off-price sales.
    Operating expenses increased 33.8% to $21.4 million in the first nine months of 2004 from $16.0 million in the same period of 2003. The increase in operating expenses resulted primarily from higher selling expenses and licensing fees associated with higher sales as well as an increase in administrative expenses. Operating expenses as a percentage of net sales were 33.1%, which is up slightly from 32.6% in the same period of 2003.

    Order Backlog

    The Company's order backlog was $29.0 million at September 30, 2004, an increase of 79.0% compared to $16.2 million at September 30, 2003. The increase is partially the result of new disciplines to receive and input orders earlier.

    About I.C. Isaacs & Company

    I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2004, including without limitation statements regarding the Company's expectations with respect to the economic environment in 2004 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, and (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.




                      I.C. Isaacs & Company, Inc.
           Consolidated Statements of Operations (Unaudited)
                 (000's omitted except per share data)


                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                    2004     2003     2004     2003
                                  --------- -------- -------- --------

Net sales                         $ 22,797  $16,372  $64,732  $49,145
Cost of sales                       12,259   10,410   37,988   32,817
                                  --------- -------- -------- --------
Gross profit                        10,538    5,962   26,744   16,328
                                  --------- -------- -------- --------
Operating Expenses
  Selling                            3,943    2,962   10,241    7,701
  License fees                       1,356    1,157    4,007    3,010
  Distribution and shipping            493      483    1,480    1,554
  General and administrative         2,018    1,208    5,697    3,720
                                  --------- -------- -------- --------
Total operating expenses             7,810    5,810   21,425   15,985
                                  --------- -------- -------- --------
Operating income                     2,728      152    5,319      343
                                  --------- -------- -------- --------
Other income (expense)
  Interest, net of interest
   income                             (192)    (243)    (583)    (710)
  Loss on sale of property              --     (415)      --     (415)
  Other, net                             1      (39)      25       66
                                  --------- -------- -------- --------
Total other income (expense)          (191)    (697)    (558)  (1,059)
                                  --------- -------- -------- --------
Income (loss) before income taxes    2,537     (545)   4,761     (716)
Income tax expense                      48       --       94       --
                                  --------- -------- -------- --------
Net income (loss)                 $  2,489  $  (545) $ 4,667  $  (716)
                                  --------- -------- -------- --------

Basic income (loss) per share     $   0.22  $ (0.05) $  0.42  $ (0.06)
Basic weighted average shares
 outstanding                        11,165   11,135   11,143   11,135
Diluted income (loss) per share   $   0.18  $ (0.05) $  0.36  $ (0.06)
Diluted weighted average shares
 outstanding                        13,670   11,135   13,117   11,135



                      I.C. Isaacs & Company, Inc.
                      Consolidated Balance Sheets
                 (000's omitted except per share data)


                                            September 30, December 31,
                                                 2004         2003
                                            ------------- ------------
                                             (Unaudited)
Assets
Current
  Cash, including temporary investments of
   $178 and $168                            $      1,221  $       783
  Accounts receivable, less allowance for
   doubtful accounts of $464 and $275             13,191        9,871
  Inventories                                      6,724        3,855
  Prepaid expenses and other                         208           68
                                            ------------- ------------
    Total current assets                          21,344       14,577
Property, plant and equipment, at cost,
 less accumulated depreciation and
 amortization                                        859          777
Other assets                                       4,726        4,736
                                            ------------- ------------
                                            $     26,929  $    20,090
                                            ============= ============
Liabilities And Stockholders' Equity
Current
  Checks issued against future deposits     $        707  $       198
  Revolving line of credit                         2,622        4,224
  Current maturities of long-term debt             3,017        2,014
  Accounts payable                                 1,683        1,040
  Accrued expenses and other current
   liabilities                                     5,099        2,523
                                            ------------- ------------
    Total current liabilities                     13,128        9,999
                                            ------------- ------------
Long-term debt                                     3,541        4,544
Commitments and Contingencies

Stockholders' Equity
  Preferred stock; $.0001 par value; 5,000
   shares authorized, none outstanding                --           --
  Common stock; $.0001 par value; 50,000
   shares authorized, 12,377 and 12,311
   shares issued; 11,200 and 11,135 shares
   outstanding                                         1            1
  Additional paid-in capital                      43,706       43,659
  Accumulated deficit                            (31,124)     (35,790)
  Treasury stock, at cost (1,177 shares)          (2,323)      (2,323)
                                            ------------- ------------
    Total stockholders' equity                    10,260        5,547
                                            ------------- ------------
                                            $     26,929  $    20,090
                                            ============= ============

    CONTACT: I.C. Isaacs & Company, Inc.
             Robert J. Conologue, 212-563-0761